STAAR SURGICAL’S THIRD QUARTER REVENUE GROWS 13% YEAR-OVER-YEAR
International Visian ICL™ Sales Grow 54% Year-Over-Year; U.S. Visian ICL Sales Grow 4% Sequentially
Total Visian ICL Sales Grow 179% Year-Over-Year
Third Quarter Cash Used in Operating Activities Improves 32% Sequentially

MONROVIA, CA, Oct. 31, 2006—STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today announced financial results for its third quarter ended September 29, 2006.

Total product sales for the third quarter were $13,139,000, an increase of 12.8% compared with $11,647,000 reported for the same period of 2005.  In keeping with expected seasonal trends, total product sales decreased 9.8% compared with the second quarter of 2006.  The year-over-year increase in sales during the third quarter of 2006 was the second consecutive quarter of year-over-year sales growth.  Excluding the impact of changes in currency, third quarter 2006 net sales were $12,894,000, up 10.7% compared with the third quarter of 2005.

For the first nine months of 2006, total product sales were $41,015,000, an increase of 4.5% compared with the same period of last year.  Excluding the impact of changes in currency, sales in the first nine months of 2006 were $41,295,000, up 5.3% compared with the same period of 2005.

“During the first three quarters of 2006, we have successfully executed our strategy to grow our global ICL franchise, while continuing to make progress turning around our U.S. cataract business.  The result was year-over-year sales growth of 13%, improved gross margins and reduced cash usage,” said David Bailey, President and CEO of STAAR Surgical.  “In the third quarter we achieved nearly 180% growth in our refractive business driven by both U.S. sales of the Visian ICL as well as 54% year-over-year growth of the product in the international markets.  Year-to-date global ICL sales were up 110% year-over-year and 32% in the international markets.  As of September 29, 2006 we had proctored 251 surgeons in the U.S. and are focused on broadening the awareness of the Visian ICLs superb patient outcomes among all members of the doctor’s practice.  Through successful execution of this strategy we expect to build U.S. market momentum for the Visian.”

U.S. net sales for the third quarter increased 27% to $5,579,000 compared with the same period of 2005 and decreased 6.8% compared with the second quarter of 2006.  For the first nine months of 2006, U.S. net sales were up 16% compared with the same period of 2005.  The year-over-year increases in U.S. sales for both periods reflect both the U.S. approval of the Visian ICL for the treatment of myopia and improving performance in U.S. IOL sales.  U.S. sales of the Visian ICL were $1,247,000 in the third quarter of 2006 up 4% compared with the second quarter of 2006.

“We are making progress on our goal to reverse the declines in our U.S. cataract sales,” continued Mr. Bailey.  “While overall third quarter U.S. cataract product sales, which include accessory products such as surgery packs and phacoemulsification equipment, were down 3%, IOL sales were flat compared with last year.  Global cataract sales were down 4% year-over-year, a marked improvement compared with the second and first quarters of 2006, which were down 8% and 13% year-over-year, respectively.  We are continuing to devote resources to improving our performance in this product category in the U.S.  We believe that these resources coupled with our continued focus on developing and bringing new competitive products to the market will allow us to begin to grow the U.S. franchise in 2007.

International net sales for the third quarter were $7,560,000, up 4.2% compared with the same period of last year.  Compared with the second quarter of 2006, international net sales decreased 11.8% and were impacted, as anticipated by seasonality.  Excluding the impact of changes in currency, third quarter 2006 international sales were $7,315,000 up 0.8% compared with the same period of last year.  For the first nine months of 2006 international sales were $24,298,000, down 2% compared with the same period of last year.

“The aspheric preloaded IOL is being well received in Europe following its launch during the summer,” added Mr. Bailey.  “For the international ICL franchise, we are seeing a positive impact of the extra selling resource we have devoted to emerging geographies along with strong growth in key markets such as Spain and South Korea.  User groups, such as the one we held in September at ESCRS, are having a positive impact on users in all markets.  These factors combined with the pending approval of the TICL in China give us confidence that our international business will continue to do well going forward,” Mr. Bailey concluded.

Gross profit margin improved for the fourth consecutive quarter to 48.7% for the third quarter of 2006.  This compares with 44.6% for the same quarter of last year and 48.4% for the second quarter of 2006.  The increase in gross profit margin for the third quarter primarily resulted from increased sales volume of higher margin ICLs in the U.S. partially offset by higher IOL and ICL unit costs due to lower manufacturing volumes. The Company expects gross profit margin to continue to increase as sales of ICLs become a larger percentage of overall revenue and enhanced cataract products are delivered to the market.

Selling, general, and administrative expenses for the third quarter of 2006 increased $1,145,000 or 17%, compared with the third quarter of 2005.  Of the increase, $375,000 resulted from option-based expense as a result of the adoption of FAS 123R; excluding this impact, selling, general and administrative expenses increased 11.6% or $770,000.

General and administrative expenses for the third quarter of 2006 were up 12% or $277,000 compared with the third quarter of 2005.  Excluding the $267,000 impact of FAS 123R, general and administrative expenses were essentially equal to expense in the third quarter of 2005.

Marketing and selling expenses for the third quarter of 2006 increased 20.2% or $868,000 compared with the third quarter of 2005.  Excluding the $108,000 impact of FAS 123R, marketing and selling expenses increased 17.7%.  The increase in marketing and selling expenses during the third quarter primarily resulted from increased costs to support the ongoing roll-out of the Company’s refractive products in new territories, including the U.S.

Research and development expenses, including regulatory and clinical expenses, for the third quarter of 2006, increased 31% or $396,000 compared with the third quarter of 2005. Excluding the $69,000 impact of FAS 123R, research and development expenses increased 26%.  The increase in research and development expenses, excluding the impact of the adoption of FAS 123R, is due to costs associated with the Toric ICL launch in the U.S. and new product development.

During the third quarter, the Company settled the last of its notes receivable from former directors and officers totaling $1,961,000 (including accrued interest) for a cash payment of $175,000 and $870,000 from the sale proceeds of 120,000 shares of pledged Company stock, which was received on October 3, 2006.  The deficiency on the notes was applied against reserves recorded against the notes in 2005 and 2004 and $331,000 of excess reserves was reversed during the quarter.

Net loss for the third quarter of 2006 was $2,789,000 or $0.11 per share, making this the third quarter of sequential net loss improvement.  The Company reported a net loss of $3,302,000 or $0.13 per share for the third quarter of 2005 and $3,218,000 or $0.13 per share in the second quarter of 2006.  Excluding the impact of FAS 123R and the effect of reserves on former director notes in affected periods, net loss for the third quarter of 2006 was $2,676,000, or $0.11 per share, compared with a net loss of $2,662,000, or $0.11 per share for the third quarter of 2005 and a net loss of $2,796,000, or $0.11 per share for the second quarter of 2006.  The impact of the adoption of FAS 123R had a $422,000 or $0.02 per share impact on the second quarter 2006 net loss.

Net loss for the first nine months of 2006 was $9,369,000 or $0.37 per share compared with $7,750,000 or $0.33 per share during the same period of 2005.  Excluding the impact of the adoption of FAS 123R and the effect of reserves on former director notes in affected periods, net loss for the first nine months of 2006 and 2005, respectively, were $8,450,000 or $0.34 per share and $7,004,000, or $0.30 per share.

“During the third quarter of 2006, we continued to execute our strategy to control cash usage and, for the second consecutive quarter, successfully reduced our sequential cash used for operating activities by 32%,” added Deborah Andrews, Chief Financial Officer of STAAR Surgical.  “In addition, despite the 20% increase in marketing and selling expenses, with the approximate $1,231,000 in cash generated from the proceeds of stock option exercises and $175,000 collected on former director notes during the quarter, we saw a net decrease of only $177,000 in cash and cash equivalents and short-term investments during the quarter.”

STAAR exited the third quarter with approximately $8,343,000 in cash, cash equivalents and short-term investments compared with $12,708,000 at December 30, 2005 and $8,520,000 at June 30, 2006. As of September 30, 2006, the Company had $2.6 million in available borrowings under its lines of credit.   The Company used approximately $1,673,000 in cash from operating activities during the third quarter, which is 38% above the Company’s cash usage of $1,209,000 during the third quarter of 2005, but 32% below the cash usage level for the second quarter of 2006.  The year-over-year increase in cash usage was primarily attributable to marketing and sales and research and development expenses related to new product introductions and development.  During the first nine months of 2006, the Company used approximately $4,365,000 in cash, cash equivalents and short-term investments.

STAAR’s bank debt at the end of the third quarter of 2006 was approximately $1,767,000.  Total current liabilities, including the bank debt, were $12,215,000.

Conference Call
The Company will host a conference call and webcast today, October 31, 2006 at 2:00 p.m. Pacific Time to discuss the Company’s third quarter 2006 results and recent corporate developments.  The dial-in number for the conference call is 800-240-2430 for domestic participants and 303-262-2211 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available through Midnight Pacific Time on Tuesday, November 7, 2006 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, both using passcode 11073361#.  To access the live webcast of the call, go to STAAR Surgical’s website at www.staar.com. An archived webcast will also be available at www.staar.com.

Supplemental Financial Information and Non-GAAP Financial Measures

This press release includes supplemental financial information which STAAR believes is useful to assess its operating performance. The following financial measures included herein are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”): Cash Usage and Adjusted Net Loss.  A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures is presented as a table attached to this release.   Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

About STAAR Surgical
STAAR Surgical is a leader in the development, manufacture and marketing of minimally invasive ophthalmic products employing proprietary technologies. STAAR’s products are used by ophthalmic surgeons and include the Visian ICL, a tiny, flexible lens implanted to correct refractive errors, as well as innovative products designed to improve patient outcomes for cataracts and glaucoma. STAAR’s ICL is approved by the FDA for use in treating myopia, has received CE Marking and is approved for sale in 43 countries. Approximately 65,000 ICLs have been sold worldwide. More information is available at www.staar.com.

Safe Harbor
All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of earnings, revenue, sales, cash or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements regarding expectations for success of the ICL or other products in U.S. or international markets, any statements concerning proposed new products and government approval of new products, services or developments, statements of expectations regarding pending transactions, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing.  These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include our limited capital resources and limited access to financing, the challenge of adapting our largely independent marketing model to the challenges of the refractive market, our ability to overcome negative publicity resulting from warning letters and other correspondence from the FDA Office of Compliance, the willingness of surgeons and patients to adopt a new product and procedure, and our ability to successfully launch and market the ICL in the U.S. while overcoming the foregoing challenges. Our ability to capitalize on the opportunity presented by the U.S. ICL approval depends on our overall financial condition, which can be adversely affected by general economic conditions, and other factors beyond our control, including those detailed from time to time in our reports filed with the Securities and Exchange Commission. STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

CONTACT:                             Investors                                                Media

EVC Group                                             EVC Group

Douglas Sherk, 415-896-6820           Steve DiMattia, 646-277-8706

Jennifer Beugelmans, 646-277-8704

STAAR Surgical Company

Condensed Consolidated Statements of Income

(In 000’s except for per share data)

			Three Months Ended		Nine Months Ended
			Sept. 29,	Sept. 30,	Sept. 29, Sept. 30,
			2006	2005	2006	2005
Sales			$13,139	$11,647	$41,015$39,236
Cost of goods sold			6,738	6,450	21,175	20,978
Gross profit			6,401	5,197	19,840	18,258
General and administrative			2,598	2,321	8,135	6,898
Marketing and selling			5,158	4,290	15,798	13,884
Research and development			1,670	1,274	5,185	4,023
Other charges			(331)	640	(331)	746
Total selling, general and administrative expenses:			9,095	8,525	28,787	25,551
Operating loss			(2,694)	(3,328)	(8,947)	(7,293)
Other income, net			104	231	99	673
Loss before income taxes			(2,590)	(3,097)	(8,848)	(6,620)
Income tax provision			199	210	521	1,152
Minority interest			0	(5)	0	(22)
Net loss			$(2,789)	$(3,302)	$(9,369) $(7,750)
Basic and diluted loss per share			$(0.11)	$(0.13)	$(0.37)	$(0.33)
Weighted average shares outstanding			25,293	24,797	24,994	23,343
STAAR Surgical Company Global Sales (in 000’s)
	Three Months Ended			Nine Months Ended
	Sept. 29,	Sept. 30,	%	Sept. 29,	Sept. 30,	%
Geographic Sales	2006	2005	Change	2006	2005	Change
United States	$5,579	$4,393	27.0%	$16,717	$14,460	15.6%
Germany	4,969	5,072	-2.0%	15,491	17,071	-9.3%
Other	2,591	2,182	18.7%	8,807		7,705	14.3%
Total Sales $13,139	$11,647	12.8%	$41,015	$39,236	4.5%
Product Sales Cataract IOLs	$6,067	$6,098	-0.5%	$19,009	$20,441	-7.0%
Other Cataract	4,058	4,427	-8.3%	12,717	14,259	-10.8%
Total Cataract	10,125	10,525	-3.8%	31,726	34,700	-8.6%
Refractive ICL/TICL	2,784	997	179.2%	8,437	4,020	109.9%
Other Refractive	69	9	666.7%	354	31	1041.9%
Total Refractive	2,853	1,006	183.6%	8,791	4,051	117.0%
Glaucoma	161	116	38.8%	498	485	2.7%
Total Sales	$13,139	$11,647	12.8%	$41,015	$39,236	4.5%

STAAR Surgical Company

Condensed Consolidated Balance Sheet

(in 000’s)

September 29, December 30,

2006 2005

Audited

Cash, cash equivalents, and short-

term investments $8,343 $12,708

Accounts receivable, net 6,396 5,100

Inventories, net 13,837 14,699

Prepaids, deposits, and other current

assets 2,569 1,763

Total current assets 31,145 34,270

Investment in joint venture 259 283

Property, plant, and equipment, net 4,976 5,595

Patents and licenses, net 4,559 4,920

Goodwill, net 7,534 7,534

Other assets 264 153

Total assets $48,737 $52,755

Notes payable $1,767 $1,676

Accounts payable 4,182 4,014

Other current liabilities 6,267 5,845

Total current liabilities 12,216 11,535

Other-long term liabilities 1,046 854

Total liabilities 13,262 12,389

Stockholders’ equity — net 35,475 40,366

Total liabilities and equity $48,737 $52,755

STAAR Surgical Company

Condensed Consolidated Statements of Cash Flows

(in 000’s)

Nine Months Ended

September 29, September 30,

2006 2005

Cash flows from operating activities:

Net loss $(9,369) $(7,750)

Adjustments to reconcile net loss

to net cash used in operating

activities:

Depreciation of property, plant

and equipment 1,391 1,507

Amortization of intangibles 361 360

Loss on disposal of fixed assets 144 23

Equity in operations of joint

venture 24 (158)

Stock-based compensation 1,361 117

Common stock issued for services — 78

Note receivable reserve (331) 746

Other (44) (66)

Minority interest — (22)

Changes in working capital:

Accounts receivable (1,296) 586

Inventories 918 674

Prepaids, deposits and other

current assets (806) 180

Accounts payable 168 (1,532)

Other current liabilities 243 99

Net cash used in operating

activities (7,236) (5,158)

Cash flows from investing activities:

Acquisition of property, plant

and equipment (747) (745)

Proceeds from sale lease back of

property, plant and equipment 271 -

Purchase of short-term

investments (193) (15,300)

Sale of short-term investments 43 20,425

(Increase) decrease in other

assets (111) 38

Proceeds from notes receivable

and other 311 90

Net cash (used in)

provided by investing

activities (426) 4,508

Cash flows from financing activities:

Net payments (borrowings) under

notes payable 44 (1,229)

Net proceeds from private

placement — 13,374

Proceeds from the exercise of

stock options 2,614 58

Net cash provided by

financing activities 2,658 12,203

Effect of exchange rate changes on

cash and cash equivalents 489 (686)

(Decrease) increase in cash and cash

equivalents (4,515) 10,867

Cash and cash equivalents, at

beginning of the period 12,708 4,187

Cash and cash equivalents, at end of

the period $8,193 $15,054

Reconciliation of Non-GAAP Financial Measures to the Comparable GAAP

Financial Measures (Unaudited)

A. Reconciliation of Cash Usage to Decrease in Cash and Cash

Equivalents in Statements of Cash Flows

Three Months Ended Nine Months Ended

Sept. 29, Sept. 30, Sept. 29, Sept. 30,

2006 2005 2006 2005

Increase/(Decrease) in Cash and Cash

Equivalents $(148) $12,297 $(4,515) $10,867

Add: purchase of short-term

investments 14 — 193 15,300

Less: sale of short-term

investments (43) (13,825) (43) (20,425)

Add (deduct): net proceeds

from private placement — 47 — (13,374)

Cash Usage $(177) $(1,481) $(4,365) $(7,632)

B. Reconciliation of Adjusted Net Loss to Net Loss in Statements of

Operations

Three Months Ended Nine Months Ended

Sept. 29, Sept. 30, Sept. 29, Sept. 30,

2006 2005 2006 2005

Net Loss $(2,788) $(3,302) $(9,369) $(7,750)

Add: compensation expense under

FAS123R 443 — 1,250 -

Add (deduct): reserves and

reversal of reserves on notes

receivable from former

directors (331) 640 (331) 746

Adjusted Net Loss $(2,676) $(2,662) $(8,450) $(7,004)

Adjusted basic and diluted loss per

share $(0.11) $(0.11) $(0.34) $(0.30)

Weighted average shares outstanding 25,293 24,797 24,994 23,343

Notes to Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures

Cash Usage — The Cash Usage financial measure is not prepared in conformity with U.S. generally accepted accounting principles (''GAAP’’) and excludes the purchase and sale of short-term investments from cash used in investing activities and net proceeds from private placement from cash provided by financing activities. Cash Usage is not a measurement of liquidity under GAAP and should not be considered as an alternative to net income, operating income, cash used in investing activities, cash provided by financing activities, or the change in cash and cash equivalents on the Consolidated Balance Sheets and may not be comparable with Cash Usage as defined by other companies.

Adjusted Net Loss- The Adjusted Net Loss financial measure is not prepared in conformity with GAAP and excludes compensation expense calculated under FAS123R and reserves and the reversal of reserves on notes receivable from former directors. Adjusted Net Loss is not a measurement of operations under GAAP and should not be considered as an alternative to net income or operating income and may not be comparable with Adjusted Net Loss as defined by other companies.

Management believes Cash Usage and Adjusted Net Loss financial information provides meaningful supplemental information regarding our performance and liquidity by excluding the items described above in order to show the Cash Usage and Adjusted Net Loss from normal operations. STAAR believes that this financial information is useful to our management and investors in assessing STAAR’s historical performance and liquidity and when planning, forecasting and analyzing future periods.